E A R N I N G S R E L E A S E

ELEVANCE HEALTH REPORTS FIRST QUARTER 2026 RESULTS;
RAISES FULL-YEAR GUIDANCE

•1Q 2026 operating revenue of $49.5 billion, up 1.5% from 1Q 2025
•1Q 2026 diluted EPS1 of $8.00; adjusted diluted EPS2 of $12.58 driven by strong operating results and ~$1 per share of non-recurring investment income
•FY 2026 diluted EPS1 guidance to be at least $19.85, including the Company's estimate of the financial impact for the CMS matter
•FY 2026 adjusted diluted EPS2 guidance raised to at least $26.75, supported by underlying business strength, actions to reduce medical costs, and increased visibility
•Reaffirm FY 2026 operating cash flow of at least $5.5 billion, inclusive of potential cash payments for the CMS matter
•Returned $1.5 billion of capital to shareholders in 1Q 2026

Indianapolis, IN - April 22, 2026 - Elevance Health, Inc. (NYSE: ELV) reported first quarter 2026 results ahead of expectations.

"Our first quarter results exceeded expectations, reflecting underlying business strength and improving claims experience. We are raising our full-year adjusted EPS guidance, supported by greater visibility into the balance of the year. Our actions are driving more consistent performance and position Elevance Health for continued improvement over time.”

Gail K. Boudreaux
President and Chief Executive Officer

1.Earnings per diluted share ("EPS").
2.Refer to GAAP reconciliation tables on pages 13 and 14 herein for reconciliation of GAAP to adjusted measures.

Elevance Health
Consolidated Enterprise Highlights
(Unaudited)

(In billions)	Three Months Ended
	March 31, 2026	March 31, 2025

Operating Revenue[1]	$49.5	$48.8
Operating Gain[1,2]	$2.1	$3.2
Adjusted Operating Gain[1,3]	$3.2	$3.3

Operating Margin[1]	4.2%	6.5%
Adjusted Operating Margin[1,3]	6.5%	6.7%

1.See “Basis of Presentation” on page 5 herein.
2.Operating Gain for the three months ended March 31, 2026, and March 31, 2025, include items that are excluded from adjusted shareholders' net income. See "GAAP Reconciliation" on pages 13 and 14 herein.
3.Adjusted Operating Gain for the three months ended March 31, 2026, and March 31, 2025, exclude items that are excluded from adjusted shareholders' net income. See "GAAP Reconciliation" on pages 13 and 14 herein.

Operating revenue was $49.5 billion in the first quarter of 2026, an increase of $0.7 billion, or 1.5 percent compared to the prior year quarter. This was driven by higher premium yields in our Health Benefits segment and growth in CarelonRx product revenue, partially offset by anticipated declines in our Medicare Advantage, Medicaid, and Employer Group risk membership.
The benefit expense ratio was 86.8 percent, an increase of 40 basis points, reflecting expected elevated medical cost trend in our Medicaid business, partially offset by improved performance in Medicare. Days in Claims Payable stood at 46.6 days as of March 31, 2026, an increase of 5.3 days from December 31, 2025 and an increase of 3.8 days year over year.
The operating expense ratio of 12.8 percent included a $935 million accrual representing our current best estimate of the identified potential exposure related to the CMS notice. The Company also recorded a charge of $129 million related to business optimization as we simplify and enhance our organizational structure.
The adjusted operating expense ratio was 10.5 percent, a decrease of 20 basis points, driven by disciplined expense management. We are prioritizing targeted investments across clinical, operational, and administrative workflows to position the enterprise for long-term growth.
Cash Flow & Balance Sheet
Operating cash flow of $4.3 billion in the quarter increased $3.3 billion year over year, reflecting underlying business strength and favorable working capital dynamics. As of March 31, 2026, cash and investments at the parent company totaled approximately $2.2 billion.
During the first quarter of 2026, the Company repurchased 3.7 million shares of its common stock for $1.1 billion, at a weighted average price of $304.68, and paid a quarterly dividend of $1.72 per share, representing a distribution of cash totaling $376 million. As of March 31, 2026, the Company had approximately $5.6 billion of Board approved share repurchase authorization remaining.

Health Benefits is comprised of Individual, Employer Group risk-based, Employer Group fee-based, BlueCard®, Medicare, Medicaid, and Federal Employee Program businesses.

Health Benefits
Reportable Segment Highlights
(Unaudited)

(In billions)	Three Months Ended
	March 31, 2026	March 31, 2025

Operating Revenue[1]	$42.5	$41.4
Operating Gain[1]	$2.2	$2.2
Operating Margin[1]	5.1%	5.4%

1.See “Basis of Presentation” on page 5 herein.

Health Benefits segment operating revenue was $42.5 billion in the first quarter of 2026, an increase of $1.1 billion, or 2.6 percent compared to the prior year quarter, driven primarily by higher premium yields, partially offset by anticipated declines in our Medicare Advantage, Medicaid, and Employer Group risk membership.
Operating gain totaled $2.2 billion, down 2.7 percent from the prior year. Growth in operating revenue was offset by anticipated higher medical costs, primarily in Medicaid.
Medical membership of approximately 45.4 million as of March 31, 2026 increased by 186 thousand from year-end 2025, driven by expansion of our commercial fee-based membership, partially offset by anticipated reductions in our Medicare Advantage and Employer Group risk membership as we took disciplined action to reposition these businesses for sustainable performance.

Carelon is comprised of CarelonRx and Carelon Services.

Carelon
Reportable Segment Highlights
(Unaudited)

(In billions)	Three Months Ended
	March 31, 2026	March 31, 2025

Operating Revenue[1]	$18.0	$16.7
Operating Gain[1]	$1.1	$1.1
Operating Margin[1]	5.9%	6.6%

1.See “Basis of Presentation” on page 5 herein.

Operating revenue for Carelon was $18.0 billion in the first quarter of 2026, an increase of $1.3 billion, or 7.9 percent compared to the prior year quarter. Growth was driven by the scaling of Carelon Services risk-based solutions and CarelonRx product revenue.
Operating gain for Carelon totaled $1.1 billion, a decline of 3.8 percent year over year, reflecting the impact of lower health plan membership and continued investment in the expansion of risk-based capabilities in our Carelon Services business. These factors were partly offset by improved profitability in our specialty pharmacy and behavioral health businesses.

Quarterly Dividend
On April 21, 2026, the Audit Committee of the Company's Board of Directors declared a second quarter 2026 dividend to shareholders of $1.72 per share. The second quarter dividend is payable on June 25, 2026, to shareholders of record at the close of business on June 10, 2026.
About Elevance Health
Elevance Health is a lifetime, trusted health partner whose purpose is to improve the health of humanity. The company supports consumers, families, and communities across the entire healthcare journey – connecting them to the care, support, and resources they need to lead better lives. Elevance Health’s companies serve approximately 105 million consumers through a diverse portfolio of industry-leading medical, pharmacy, behavioral, clinical, home health, and complex care solutions. For more information, please visit www.elevancehealth.com or follow us @ElevanceHealth on X and Elevance Health on LinkedIn.
Conference Call and Webcast
Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s first quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-947-9963 (Domestic)	800-391-9853 (Domestic Replay)
312-470-0178 (International)	203-369-3269 (International Replay)
The access code for today's conference call is 3972058. There is no access code for the replay. The replay will be available from 11:30 a.m. EDT today, until the end of the day on May 22, 2026. The call will also be available through a live webcast at www.elevancehealth.com under the “Investors” link. A webcast replay will be available following the call.
Basis of Presentation
1.Operating revenue and operating gain/loss are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain/loss is calculated as total operating revenue less benefit expense, cost of products sold and operating expense. It does not include net investment income, net gains/losses on financial instruments, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to pages 13 and 14 for the GAAP reconciliation tables.
2.Operating margin is defined as operating gain divided by operating revenue.

Elevance Health Contacts:

Investor Relations	Media
Nathan Rich	Leslie Porras
Investor.Relations@elevancehealth.com	Leslie.Porras@elevancehealth.com

Elevance Health
Earnings Release Financial Schedules and Supplementary Information
Quarter Ended March 31, 2026

•Membership and Other Metrics
•Quarterly Consolidated Statements of Income
•Condensed Consolidated Balance Sheet
•Condensed Consolidated Statement of Cash Flows
•Supplemental Financial Information - Reportable Segments & Health Benefits Revenue Details
•Supplemental Financial Information - Reconciliation of Medical Claims Payable
•Reconciliation of Non-GAAP Financial Measures

Elevance Health
Membership and Other Metrics
(Unaudited)

				Change from
Medical Membership (in thousands)	March 31, 2026	March 31, 2025	December 31, 2025	March 31, 2025	December 31, 2025
Individual	1,424	1,423	1,307	0.1%	9.0%
Employer Group Risk-Based	3,439	3,638	3,617	(5.5)%	(4.9)%
Commercial Risk-Based	4,863	5,061	4,924	(3.9)%	(1.2)%
BlueCard®	6,579	6,608	6,509	(0.4)%	1.1%
Employer Group Fee-Based	21,170	20,522	20,583	3.2%	2.9%
Commercial Fee-Based	27,749	27,130	27,092	2.3%	2.4%
Medicare Advantage	1,899	2,255	2,230	(15.8)%	(14.8)%
Medicare Supplement	888	876	882	1.4%	0.7%
Total Medicare	2,787	3,131	3,112	(11.0)%	(10.4)%
Medicaid	8,456	8,862	8,500	(4.6)%	(0.5)%
Federal Employee Program	1,563	1,649	1,604	(5.2)%	(2.6)%
Total Medical Membership	45,418	45,833	45,232	(0.9)%	0.4%
Other Metrics (in millions)
CarelonRx Quarterly Adjusted Scripts	80.3	83.9	88.5	(4.3)%	(9.3)%
Carelon Services Consumers Served	92.9	99.5	91.8	(6.6)%	1.2%

Elevance Health
Consolidated Statements of Income
(Unaudited)
(In millions, except per share data)	Three Months Ended March 31
	2026	2025		Change

Revenues
Premiums	$41,024	$40,887		0.3%
Product revenue	6,225	5,809		7.2%
Service fees	2,245	2,069		8.5%
Total operating revenue	49,494	48,765		1.5%
Net investment income	765	590		29.7%
Net losses on financial instruments	(78)	(464)		NM
Total revenues	50,181	48,891		2.6%
Expenses
Benefit expense	35,615	35,312		0.9%
Cost of products sold	5,463	4,983		9.6%
Operating expense	6,330	5,300		19.4%
Interest expense	357	344		3.8%
Amortization of other intangible assets	112	155		(27.7)%
Total expenses	47,877	46,094		3.9%

Income before income tax expense	2,304	2,797		(17.6)%

Income tax expense	544	613		(11.3)%
Net income	1,760	2,184		(19.4)%

Net loss (gain) attributable to noncontrolling interests	4	(1)		NM
Shareholders' net income	$1,764	$2,183		(19.2)%
Shareholders' earnings per diluted share	$8.00	$9.61		(16.8)%
Diluted shares	220.4	227.2		(3.0)%

Benefit expense as a percentage of premiums	86.8%	86.4%	40	bp
Operating expense as a percentage of total operating revenue	12.8%	10.9%	190	bp
Income before income tax expense as a percentage of total revenue	4.6%	5.7%	(110)	bp

"NM" = calculation not meaningful

Elevance Health
Condensed Consolidated Balance Sheet
(In millions)	March 31, 2026	December 31, 2025
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$9,657	$9,491
Fixed maturity and equity securities	27,416	26,624
Premium and other receivables	22,790	21,542
Other current assets	7,169	5,344
Total current assets	67,032	63,001

Long-term investments	12,123	11,960
Property and equipment, net	4,657	4,679
Goodwill and other intangible assets	39,433	39,544
Other noncurrent assets	2,582	2,310
Total assets	$125,827	$121,494

Liabilities and equity
Liabilities
Current liabilities:
Medical claims payable	$18,425	$17,084
Short-term borrowings	724	150
Current portion of long-term debt	350	1,099
Other current liabilities	25,810	22,702
Total current liabilities	45,309	41,035

Long-term debt, less current portion	30,768	30,797
Other noncurrent liabilities	5,708	5,636
Total liabilities	81,785	77,468

Total shareholders’ equity	43,902	43,882
Noncontrolling interests	140	144
Total equity	44,042	44,026
Total liabilities and equity	$125,827	$121,494

Elevance Health
Condensed Consolidated Statement of Cash Flows
(Unaudited)

(In millions)	Three Months Ended March 31
	2026	2025

Operating activities
Net income	$1,760	$2,184
Depreciation and amortization	354	373
Share-based compensation	55	81
Changes in operating assets and liabilities	2,660	(1,785)
Other non-cash items	(497)	164
Net cash provided by operating activities	4,332	1,017

Investing activities
Sales and maturities of investments, net of purchases (purchases of investments, net of sales and maturities)	(1,089)	610
Purchases of subsidiaries, net of cash acquired	5	4
Purchases of property and equipment	(235)	(196)
Other, net	(323)	(315)
Net cash provided by (used in) investing activities	(1,642)	103

Financing activities
Net change in short-term and long-term borrowings	(176)	(1,365)
Repurchase and retirement of common stock	(1,124)	(880)
Cash dividends	(376)	(386)
Other, net	(839)	722
Net cash used in financing activities	(2,515)	(1,909)

Effect of foreign exchange rates on cash and cash equivalents	(9)	1

Change in cash and cash equivalents	166	(788)
Cash and cash equivalents at beginning of period	9,491	8,288

Cash and cash equivalents at end of period	$9,657	$7,500

REPORTABLE SEGMENTS
Elevance Health has four reportable segments: Health Benefits (comprised of Individual, Employer Group risk-based, Employer Group fee-based, BlueCard®, Medicare, Medicaid, and Federal Employee Program businesses); CarelonRx; Carelon Services; and Corporate & Other (comprised of businesses that do not individually meet the quantitative thresholds for an operating division as well as corporate expenses not allocated to our other reportable segments).

Elevance Health
Reportable Segment Details
(Unaudited)

(In millions)	Three Months Ended March 31
	2026	2025	Change

Operating Revenue
Health Benefits	$42,490	$41,431	2.6%
CarelonRx	10,600	10,116	4.8%
Carelon Services	7,365	6,536	12.7%
Corporate & Other	4	165	(97.6)%
Eliminations	(10,965)	(9,483)	NM6
Total Operating Revenue[1]	$49,494	$48,765	1.5%

Operating Gain (Loss)
Health Benefits	$2,157	$2,217	(2.7)%
CarelonRx	582	602	(3.3)%
Carelon Services	470	491	(4.3)%
Corporate & Other[2,3]	(1,123)	(140)	NM6
Total Operating Gain[1,4]	$2,086	$3,170	(34.2)%

Operating Margin
Health Benefits	5.1%	5.4%	(30) bp
CarelonRx	5.5%	6.0%	(50) bp
Carelon Services	6.4%	7.5%	(110) bp
Total Operating Margin[1]	4.2%	6.5%	(230) bp

Health Benefits Revenue Details

(In millions)	Three Months Ended March 31
	2026	2025	Change
Health Benefits Operating Revenue
Commercial	$13,238	$12,352	7.2%
Individual[5]	2,540	2,361	7.6%
Medicare	10,991	11,406	(3.6)%
Medicaid	14,280	14,043	1.7%
Federal Employee Program	3,981	3,630	9.7%
Total Health Benefits Operating Revenue[1]	$42,490	$41,431	2.6%
1.See “Basis of Presentation” on page 5 herein.
2.Operating Gain for the three months ended March 31, 2026 included $935 million for the Company's current best estimate of the identified potential exposure for certain historical Medicare Advantage risk adjustment data related to the CMS notice to the Company dated February 27, 2026, $129 million of business optimization program charges, $47 million of transaction and integration related costs, and $7 million of litigation and settlement expenses, which reside in the Corporate & Other reportable segment.
3.Operating Gain for the three months ended March 31, 2025 included $80 million of transaction and integration related costs and $5 million of litigation and settlement expenses, which reside in the Corporate & Other reportable segment.
4.Operating Gain for three months ended March 31, 2026, and March 31, 2025, included items excluded from adjusted shareholders' net income. See "GAAP Reconciliation" on pages 13 and 14 herein.
5.The Individual business, including ACA products, is reported as part of Commercial Operating Revenue.
6."NM" = calculation not meaningful.

Elevance Health
Reconciliation of Medical Claims Payable

	Three Months Ended March 31		Years Ended December 31
	2026	2025	2025	2024	2023
(In millions)	(Unaudited)	(Unaudited)

Gross medical claims payable, beginning of period	$16,829	$15,580	$15,580	$15,865	$15,348
Ceded medical claims payable, beginning of period	(48)	(13)	(13)	(7)	(6)
Net medical claims payable, beginning of period	16,781	15,567	15,567	15,858	15,342

Business combinations and purchase adjustments	—	(85)	344	143	—

Net incurred medical claims:
Current year	35,677	35,313	145,566	125,370	121,798
Prior years redundancies[1]	(1,124)	(1,025)	(1,290)	(1,731)	(1,571)
Total net incurred medical claims	34,553	34,288	144,276	123,639	120,227

Net payments attributable to:
Current year medical claims	23,010	23,392	130,265	110,930	107,146
Prior years medical claims	10,250	9,863	13,141	13,143	12,565
Total net payments	33,260	33,255	143,406	124,073	119,711

Net medical claims payable, end of period	18,074	16,515	16,781	15,567	15,858
Ceded medical claims payable, end of period	45	14	48	13	7
Gross medical claims payable, end of period[2]	$18,119	$16,529	$16,829	$15,580	$15,865

Current year medical claims paid as a percentage of current year net incurred medical claims	64.5%	66.2%	89.5%	88.5%	88.0%

Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	7.2%	7.1%	9.0%	12.3%	11.4%

Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	0.8%	0.8%	1.0%	1.4%	0.9%

1.Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.
2.Excludes insurance lines other than short duration.

Elevance Health
GAAP Reconciliation
(Unaudited)
This document references non-GAAP measures, including “Adjusted Diluted EPS,” “Adjusted Operating Expense Ratio,” “Adjusted Operating Gain,” “Adjusted Operating Margin,” “Adjusted Shareholders’ Net Income,” and “Adjusted Operating Expense”. These non-GAAP measures are intended to aid investors when comparing Elevance Health’s financial results among periods and are not intended to be alternatives to any measure calculated in accordance with GAAP. Reconciliations of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are available below. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue,” “Operating Gain/Loss,” and “Operating Margin”. Operating revenue and operating gain/loss are the key measures used by management to evaluate performance in each of its reportable segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain/loss is calculated as total operating revenue less benefit expense, cost of products sold and operating expense. It does not include net investment income, net gains/losses on financial instruments, interest expense, amortization of other intangible assets and gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Each of these measures is provided to further aid investors in understanding and analyzing Elevance Health’s operating and financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of reportable segments operating gain to income before income tax expense is provided below. Prior amounts may be grouped differently to conform to the current presentation. Net adjustment items per share may not sum due to rounding.

	Three Months Ended March 31
(In millions, except per share data)	2026	2025	Change
Shareholders' net income	$1,764	$2,183	(19.2)%
Add / (Subtract):
Accrual related to CMS notice[1,2]	935	—
Business optimization program charges[1]	129	—
Amortization of other intangible assets	112	155
Net losses on financial instruments	78	464
Transaction and integration related costs[1]	47	80
Litigation and settlement expenses[1]	7	5
Tax impact of non-GAAP adjustments	(300)	(168)
Net adjustment items	1,008	536
Adjusted shareholders' net income	$2,772	$2,719	1.9%

Shareholders' earnings per diluted share	$8.00	$9.61	(16.8)%
Add / (Subtract):
Accrual related to CMS notice[1,2]	4.24	—
Business optimization program charges[1]	0.59	—
Amortization of other intangible assets	0.51	0.68
Net losses on financial instruments	0.35	2.04
Transaction and integration related costs[1]	0.21	0.35
Litigation and settlement expenses[1]	0.03	0.02
Tax impact of non-GAAP adjustments	(1.36)	(0.74)
Net adjustment items	4.58	2.36
Adjusted shareholders' earnings per diluted share	$12.58	$11.97	5.1%

	Three Months Ended March 31
(In millions)	2026	2025	Change

Income before income tax expense	$2,304	$2,797	(17.6)%
Net investment income	(765)	(590)
Net losses on financial instruments	78	464
Interest expense	357	344
Amortization of other intangible assets	112	155
Reportable segments operating gain	$2,086	$3,170	(34.2)%
1.Adjustment item resides in the Corporate & Other reportable segment.
2.Adjustment item represents the Company's current best estimate of the identified potential exposure for certain historical Medicare Advantage risk adjustment data related to the CMS notice to the Company dated February 27, 2026.

Elevance Health
GAAP Reconciliation
(Unaudited)

	Three Months Ended March 31
(In millions)	2026	2025	Change

Reportable segments operating gain	$2,086	$3,170	(34.2)%
Add / (Subtract):
Accrual related to CMS notice[1,2]	935	—
Business optimization program charges[1]	129	—
Transaction and integration related costs[1]	47	80
Litigation and settlement expenses[1]	7	5
Net adjustment items	1,118	85
Reportable segments adjusted operating gain	$3,204	$3,255	(1.6)%

Operating revenue	$49,494	$48,765	1.5%

Operating margin	4.2%	6.5%	(230) bp
Adjusted operating margin	6.5%	6.7%	(20) bp

	Three Months Ended March 31
(In millions)	2026	2025	Change
Operating expense	$6,330	$5,300	19.4%
Add / (Subtract):
Accrual related to CMS notice[1,2]	(935)	—
Business optimization program charges[1]	(129)	—
Transaction and integration related costs[1]	(47)	(80)
Litigation and settlement expenses[1]	(7)	(5)
Net adjustment items	(1,118)	(85)
Adjusted operating expense	$5,212	$5,215	(0.1)%

Operating revenue	$49,494	$48,765	1.5%

Operating expense ratio	12.8%	10.9%	190 bp
Adjusted operating expense ratio	10.5%	10.7%	(20) bp

	Full Year 2026 Outlook
Shareholders' earnings per diluted share	At least $19.85
Add / (Subtract):
Accrual related to CMS notice[1,2]	$4.24
Amortization of other intangible assets[3]	$2.00
Net losses on financial instruments[3]	$1.15
Transaction and integration related costs[1,3]	$0.90
Business optimization program charges[1]	$0.59
Litigation and settlement expenses[1,3]	$0.10
Tax impact of non-GAAP adjustments[3]	Approximately ($2.08)
Net adjustment items	$6.90
Adjusted shareholders' earnings per diluted share	At least $26.75
1.Adjustment item resides in the Corporate & Other reportable segment.
2.Adjustment item represents the Company's current best estimate of the identified potential exposure for certain historical Medicare Advantage risk adjustment data related to the CMS notice to the Company dated February 27, 2026.
3.Adjustment item represents the midpoint of a projected range and serves as the estimated full year adjustment amount.

Forward-Looking Statements
This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan,” "potential," "predict" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent required by law, we do not update or revise any forward-looking statements to reflect events or circumstances occurring after the date hereof. These risks and uncertainties include, but are not limited to: trends in healthcare costs and utilization rates; reduced enrollment; our ability to secure and implement sufficient premium rates; the impact of large scale medical emergencies, such as public health epidemics and pandemics, and other catastrophes; the impact of new or changes in existing federal, state and international laws or regulations, including laws and regulations impacting healthcare, insurance, pharmacy services and other diversified products and services, or their enforcement or application; the impact of cyber-attacks or other privacy or data security incidents or our failure to comply with any privacy, data or security laws or regulations, including any investigations, claims or litigation related thereto; failure to effectively maintain and modernize our information systems, or failure of our information systems or technology, including artificial intelligence, to operate as intended; failure to effectively maintain the availability and integrity of our data; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; competitive pressures and our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon; our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services Star Ratings and other quality scores and funding risks with respect to revenue received from participation therein; a negative change in our healthcare product mix; costs and other liabilities associated with litigation, government investigations, audits or reviews; our ability to contract with providers on cost-effective and competitive terms; risks associated with providing healthcare, pharmacy and other diversified products and services, including medical malpractice or professional liability claims and non-compliance by any party with the pharmacy services agreement between us and CaremarkPCS Health, L.L.C.; the effects of any negative publicity or sentiment related to the health benefits industry in general or us in particular; risks associated with mergers, acquisitions, joint ventures and strategic alliances; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; possible restrictions in the payment of dividends from our subsidiaries and increases in required minimum levels of capital; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; the potential negative effect from our substantial amount of outstanding indebtedness and the risk that increased interest rates or market volatility could impact our access to or further increase the cost of financing; a downgrade in our financial strength ratings; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; intense competition to attract and retain employees; risks associated with our international operations; and various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations.